Exhibit 10.260











                               THE CHARLES SCHWAB

                               SEVERANCE PAY PLAN

                            As of September 14, 2004

                           ARTICLE 1 - PURPOSE OF PLAN

     The purpose of this Plan is to set forth the terms and conditions under which severance pay and other severance benefits will be provided to certain employees of the Company and/or its Affiliates. This Plan is intended to constitute an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and is intended to memorialize the provisions of the Company's severance pay program.

                             ARTICLE 2 - DEFINITIONS

     A. "Administrator" means Schwab or such person or committee as may be appointed from time to time by Schwab to supervise the administration of the Plan.

     B. "Affiliate" means any company which is a member of a controlled group of corporations (within the meaning of Code Section 414(b)) or a group of trades or businesses under common control (within the meaning of Code Section 414(c)) that includes the Company; provided, however, that the Board of Directors of Schwab may at any time determine, in its sole discretion, that any such company shall not be an "Affiliate" for purposes of this Plan and shall not be covered by this Plan.

     C. "Base Salary" means, without exception, the Participant's annual "pay rate" maintained under the authoritative system of record used to produce the Participant's regular semi-monthly pay. Base Salary shall be determined as of the date of the Participant's Notice of Eligibility. Base Salary shall exclude all other earnings or paid amounts such as bonuses, overtime, commissions, all differentials, variable pay, incentive pay, the value of employee benefits and any other amounts that are treated as "other earnings" under the Company's payroll system. The Administrator shall have sole discretionary authority to determine a Participant's Base Salary for all purposes and the Administrator's discretionary determinations shall be conclusive and binding on all persons.

     D. "Code" means the Internal Revenue Code of 1986, as amended.

     E. "Company" means The Charles Schwab Corporation, a Delaware corporation, and (unless the context requires otherwise) any Participating Company.

     F. "Eligible Employee" means any Employee who is classified by the Administrator as a Regular Employee, other than any individuals employed pursuant to the terms of a collective bargaining agreement between the Company or an Affiliate and a bargaining unit representing such Employee; provided that an Employee shall not be considered an Eligible Employee if the Employee is on an unpaid leave of absence and is not guaranteed a job upon completion of the leave. In addition, notwithstanding anything to the contrary in this Plan, an individual will not be eligible to participate in the Plan if the Administrator determines, in its sole discretion, that the individual is covered by any agreement, offer letter, policy, arrangement or plan (regardless of whether it is written or oral) that provides for payments to such individual in the event of termination of employment or resignation (including, without limitation, that provides for payment of guaranteed amounts, cash payments representing the value of stock options or restricted stock, and/or similar amounts ("Guaranteed Payments")); provided, however, that the Administrator may, in its sole discretion, determine that an individual who is a party to an agreement, offer letter, policy, arrangement or plan (regardless of whether it is written or oral) providing for Guaranteed Payments (a "Guaranteed Payments Arrangement") is an Eligible Employee eligible to receive benefits under Article 6.4(h).

     G. "Employee" means any individual directly employed by the Company or a Participating Company and on whose behalf the Company withholds income tax from his or her compensation. "Employee" does not include independent contractors or consultants, persons who have signed independent contractor agreement(s) or vendor or consultant agreement(s) or have been performing services for the Company as an independent contractor, consultant or vendor or pursuant to an independent contractor, consultant or vendor agreement or any type of third party agreement; irrespective of whether any such individuals are determined by any third party (including without limitation any court, arbitrator or governmental or regulatory agency) to constitute employees of the Company any kind, including but not limited to, a common law employee, an agency temporary, a joint employee or a leased employee.

     H. "Job Elimination" means an involuntary termination of employment on account of changes in the Company's operations or organization, as determined by the Administrator in its sole discretion. Notwithstanding anything to the contrary contained herein, a Job Elimination shall not result (i) from an Employee's termination of employment on account of voluntary resignation, retirement or death prior to notice to the Employee of eligibility for Severance Benefits due to Job Elimination; (ii) if the Company or any successor employer has offered the Employee a "Comparable Position" (the Administrator shall have sole discretionary authority to determine whether a position is a "Comparable Position" under this paragraph taking into account such factors as it deems appropriate including without limitation the similarity of duties, similarity of exempt or nonexempt status, salary range and any increase in the commuting distance to the employee's principal place of employment); (iii) from a termination on account of the Employee's substandard performance or failure of condition of employment prior to or after Notice of Eligibility; (iv) from a termination resulting from an Employee's violation of law or of Company policy(ies), including without limitation, the failure to obtain a required license, absenteeism, fraud, theft, conflict of interest, or misconduct (including, but not limited to, dishonesty or harassment); (v) where, in connection with a merger, acquisition, spin-off, stock sale, sale of assets or portions of a business, or any other corporate transaction (a "Corporate Transaction"), an Employee is employed in the same or a substantially similar position at the closing of the Corporate Transaction or the Employee is offered a "Comparable Position" (as defined above); (vi) the Employee's failure to return to work within the time required following an approved leave of absence;
(vii) a change in employment that results from a natural disaster, unforeseeable governmental action, act of war, or other similar unanticipated business disaster; or (viii) a transfer of employment among the Company and any of its Affiliates.

     I. "Non-Officer" means an Eligible Employee who is not an Officer.

     J. "Notice of Eligibility" means a written notice, in a form approved by the Company, provided to an Eligible Employee that there will be a Job Elimination and that the employee is eligible to obtain Severance Benefits under the Plan. An Eligible Employee who has been provided a Notice of Eligibility is considered a Participant.

     K. "Notice Period" means a sixty (60) calendar day period typically commencing on the next day following the date of the Notice of Eligibility, or on such later date as the Company shall determine in its sole discretion. Participants are relieved from job responsibilities during the Notice Period and generally are not required to report work unless notified otherwise by the Company. Also during the Notice Period, all Compliance, Human Resources and Information Security policies and procedures that applied to Participants before receiving Notice of Eligibility continue in full force and effect and Participants remain subject to those policies and procedure. Participants will continue to receive Base Salary, participate in certain employee benefits, be eligible for consideration for bonus and other incentive compensation etc. during the Notice Period as though working pursuant to their regular schedule (except with regard to any period that would otherwise be a "furlough" period for a Participant who is a seasonal Employee, for which period seasonal Employee Participants will not receive pay or the other benefits but will continue to be considered Employees until the end of the furlough period), in accordance with normal Company policy and the terms of the applicable plans; provided, however, that non-production-based bonuses will be pro-rated to reflect the Participant's service prior to the Notice Period Date and will remain subject to discretionary adjustments by the Administrator in its sole discretion.

     L. "Notice Period Date" means the first day of the Notice Period.

     M. "Officer" means an Eligible Employee who has been elected an Officer of the Company or Schwab or who has a job grade/designation level "E1" or above with a Participating Company.

     N. "Participant" means any Eligible Employee who has been provided a Notice of Eligibility.

     O. "Participating Company" means the Company and any Affiliate that participates in the Plan, as determined by the Company in its sole discretion. Notwithstanding the foregoing, if a Participating Company ceases to be an Affiliate within the meaning of Article 2.B by reason of a Corporate Transaction (as defined in Article 2.H), then such entity shall cease to be a Participating Company upon the closing of such Corporate Transaction. Notwithstanding anything to the contrary in this Plan, no benefits shall be payable under the Plan on account of any employment termination (actual or constructive) that occurs on or after the closing of such Corporate Transaction in which such entity ceases to be a Participating Company.

     P. "Plan" means The Charles Schwab Severance Pay Plan.

     Q. "Plan Year" means the calendar year.

     R. "Regular Employee" means any Employee with regular full-time or part-time employment or seasonal employment with the Company, who is considered and classified by the Company as a "regular" or "seasonal" employee. "Regular Employee" does not include, without limitation, any of the following:

          (i)  Schwab Temps or floaters;

          (ii) Agency Temporaries or other temporary workers

          (iii)Employees on an unpaid leave of absence who do not have a job guarantee upon completion of the leave;

          (iv) Consultants/Independent contractors, persons who have signed Independent Contractor, consultant or vendor Agreement(s) or provide services to the Company pursuant to an Independent Contractor, consultant or vendor Agreement, or pursuant to an agreement with any third party, irrespective of whether any such individuals are determined by any third party (including without limitation any court, arbitrator or governmental or regulatory agency) to constitute an employee of the Company or any Affiliate (including but not limited to, a common law employee, a joint employee or a lease employee); and

          (v) Persons (including but not limited to those identified in subparagraphs (i) through (iv)) not otherwise considered by the Company to be a Regular Employee, irrespective of whether any such individuals are deemed by a court. arbitrator or government agency to be an employee of the Company or any Affiliate (including but not limited to, a common law employee, a joint employee or a lease employee).

     S. "Restated Effective Date" means May 1, 2003.

     T. "Return Date" means the date by which a Participant must sign and return a Severance Agreement where required to do so in order to obtain Severance Benefits in addition to participation in and payment for the Notice Period under this Plan. Except as otherwise determined by the Company in its sole discretion, the Return Date is the date twenty one (21) calendar days following the date the Participant is provided with Notice of Eligibility; provided however that:

     1) the Return Date will be on the next business day if the twenty-first calendar day is not a business day; and

     2) if the Participant is at least forty years old, and the Job Elimination affects two or more Participants at least forty years old, the Return Date will be on the forty-fifth (45) calendar day following the date the Participant is provided with Notice of Eligibility (or the next business day if the forty-fifth calendar day is not a business day); and

     3) if the Participant is under forty years old and is otherwise entitled, under applicable state or local fair employment practice law, to more than twenty-one (21) calendar days in which to consider whether to execute the Severance Agreement, the Return Date will be a date determined by reference to applicable state or local fair employment practices law.

     A Severance Agreement returned to the Company that is signed and physically received by the Return Date, or, if mailed, is addressed properly for delivery, postmarked by the United State Postal Service no later than the Return Date, and actually received by the Company no later than 10 calendar days from the Return Date, will be considered timely. Severance Agreements which are not signed and/or returned as provided here will not be accepted by the Company, unless the Company decides to accept it on a case-by-case basis, in its sole discretion.

     U. "Revocation Period" means the seven calendar day (or other longer legally required calendar day) period immediately following the date the Participant signs the Severance Agreement, as defined in Article 2W below, during which a Participant who is either: (i) at least forty (40) years old; or
(ii) is under forty (40) years old and is employed in a state that requires a specific Revocation Period, may revoke his or her signed Severance Agreement. To be effective, a written request to revoke must be received by the Company (as defined by applicable law) no later than 5:00 p.m. PST on the seventh calendar day (or other longer period required by law) from the date the Participant signed the Severance Agreement or, if mailed, be postmarked no later than the seventh calendar day (or other longer period required by law) from the date the Participant signed the Severance Agreement.

     V. "Schwab" means Charles Schwab & Co., Inc., a California corporation.

     W. "Severance Agreement" means a written agreement in a form satisfactory to the Company, in its sole discretion, by which a Participant agrees to waive and release the Company from legal claims in exchange for payment of Severance Benefits as provided in Article 6. To be effective, a Severance Agreement must be signed and returned by the Return Date (and not revoked during any applicable Revocation Period). Severance Agreements are not required to be identical among Participants.

     X. "Severance Benefits" means all payments and benefits provided for in this Plan, including but not limited to all salary and benefits for periods during which a Participant remains an Employee after being provided a Notice of Eligibility (such as the Notice Period and/or Severance Period), all forms of compensation and/or benefits of any kind for or in connection with such periods, and all other amounts paid or payable to Participants in accordance with the Plan. The Severance Benefits a Participant may receive are net amounts from which applicable taxes, withholding and appropriate deductions have been taken, including but not limited to deduction of any outstanding amount owed to the Company by the Participant regardless of the reason for or source of the amount due. In order to receive Severance Benefits under Article 6, a Participant must timely sign and return (and not revoke, where a Revocation Period applies) a Severance Agreement as defined in Article 2W. All Severance Benefits shall be applied toward satisfaction of the Company's WARN obligations, if any, and shall constitute WARN notice and/or WARN benefits where WARN applies.

     Y. "Severance Period" means the period of time following the Notice Period during which an Officer Participant is eligible to receive salary in installment payments pursuant to Section 6.3 in exchange for entering into a Severance Agreement. Officer Participants must be available to perform services as may be required. Compliance, Human Resources and Information Security policies continue to apply during the Severance Period.

     Z. "Termination Date" means the last day that the Employee is employed by the Company. For Non-Officer Participants, the Termination Date is the day the Notice Period ends (as it may be accelerated under Articles 5 and/or 6)). For Officer Participants, the Termination Date is the last day of the Notice Period (as it may be accelerated under Articles 5 and/or 6), or, if an Officer Participant signs, returns and does not revoke a Severance Agreement in the required time, the Termination Date is the last day of the Severance Period (as it may be accelerated under Articles 5 and/or 6).

     AA. "WARN" means the Federal Worker Adjustment Retraining and Notification Act, as amended, and any applicable state plant or facility closing or mass layoff law. In the event WARN applies to a Participant, any Notice Period and/or Severance Period, and all compensation and all benefits of any kind due or paid with respect to either are also deemed to constitute WARN notice and/or WARN benefits, and will be applied toward satisfying the Company's obligations under WARN.

     BB. "Year of Service" means a continuous complete twelve-month period commencing on a Participant's date of hire with the Company or an Affiliate (and, in the case of an Employee who is rehired after terminating employment with the Company or an Affiliate, including service prior to a break in service for other than a Severance), and anniversaries thereof, during which a Participant is employed by the Company or an Affiliate, and ending on the Participant's Notice Period Date. For purposes of the foregoing, a Participant will receive credit for any time on a paid leave of absence, but not for time on an unpaid leave of absence. Also for purposes of the foregoing, a Participant who was a seasonal employee at the time of receiving Notice of Eligibility will receive credit for any time on furlough, assuming the Participant returned to Schwab or an Affiliate at the end of the furlough period. A Participant will also receive credit for Service with BankAmerica Corporation and its affiliates during the time it was an affiliated company of the Company, if the Participant was employed by the Company before November 24, 1993, and service with BankAmerica Corporation and its affiliates prior to the date it became an affiliated company of the Company, if the Participant was employed by the Company prior to April 1, 1987. A Participant will also receive credit for service with any Affiliate prior to the time it became an Affiliate if the Participant was employed by such Affiliate on the date it became an Affiliate.

                             ARTICLE 3 - ELIGIBILITY

     3.1. Eligible Employees will become eligible to participate in the Plan as of the date the Eligible Employee is provided with a Notice of Eligibility.

                      ARTICLE 4 - EFFECT ON OTHER BENEFITS

     4.1. Eligibility for other employee benefits (such as medical, dental, vision insurance) will cease in accordance with the terms of any respective plan no later than the last day of the month that includes the Termination Date.

     4.2 A Participant will continue accruing paid time off benefits until the Termination Date, but in any event no later than the end of the Notice Period. The rate of accrual during the Notice Period will be the same as the rate of accrual prior to Notice of Eligibility.

                    ARTICLE 5 - NOTICE AND SEVERANCE PERIODS

     5.1 Notice Period. Following an Eligible Employee's Notice of Eligibility, the Participant will enter a Notice Period for a period of sixty (60) calendar days. During the Notice Period, Participants are not required to report to work unless notified otherwise and Participants remain subject to Company policies and procedures. If WARN is applicable to a Participant, the Notice Period and all compensation (including but not limited to salary/wages, benefits and benefit plan participation) attributable to the Notice Period shall constitute WARN notice and the payment of WARN benefits, respectively, and will be applied against any notice period or other payments that would otherwise be due to satisfy the Company's obligations under WARN. The Termination Date, which is originally established as the end of the 60 day Notice Period, will be accelerated or otherwise changed if any of the following events occur:

          a. If, prior to the end of the Notice Period, a Participant resigns or otherwise obtains an external position or acts as an employee, consultant or independent contractor or as a sole proprietor of a business or acts as an officer, director, or partner in another public or privately held company. In that case, the Participant is required to notify the Company immediately, the end of the Notice Period and the Termination Date will be accelerated to coincide with the next day after the Participant resigned or otherwise obtained that position. The Participant will receive a payment reflecting the balance of the Base Salary attributable to the unused portion of the original Notice Period, provided however that no payment will be made for the value of bonuses, or other incentive compensation or the value of other employee benefits that might otherwise have been received if the Termination Date had not been accelerated. The Participant remains eligible to sign and return the applicable Severance Agreement by the Return Date in order to obtain additional Severance Benefits under
     Article 6, provided however that:

               (i) Officer Participants who resign or otherwise obtain an external position or act as an employee, consultant or independent contractor or as a sole proprietor of a business or act as an officer, director, or partner in another public or privately held company prior to the end of the Notice Period, who so notify the Company, and who sign, return (and do not revoke) a Severance Agreement within the required time, shall not enter the Severance Period. Such Officer Participants shall receive a lump sum payment for Base Salary that otherwise would have been payable during a Severance Period in accordance with section 6.3. Also, Officer Participants will receive a lump sum payment for COBRA premiums in accordance with section 6.3. Other than as provided here, no lump sum payment shall be made for the value of any bonuses, incentives or other employee benefits the Officer Participant would have received during the Notice Period or Severance Period.

          b. If a Participant is permitted by the Company to obtain, and does obtain, another regular full time or part time position or seasonal position within the Company before the end of the Notice Period (without regard to whether the end of the Notice Period has been accelerated pursuant to section 5.1(a)), his/her Termination Date under the Plan will be cancelled and the Participant is no longer eligible to receive any Severance Benefits or any payment of any kind for compensation (including benefits) otherwise attributable to the unused portion of the Notice Period. If a Participant already received payment of lump sum Severance Pay under sections 6.1 and/or 6.2, the Participant is required to repay the lump sum Severance Pay, including the COBRA premium, in full, as a condition of the employment. In addition, if a Participant already received a lump sum payment for the unused portion of the Notice period under section 5.1(a), the Participant is required to repay the amount by which this lump sum payment exceeds the amount the Participant would have received if the payment has been calculated based on the number of business days that actually elapsed between the beginning of the Notice Period and the date of the re-hire with the Company, as a condition of the employment.

     5.2 Severance Period. For Officer Participants who sign and return (and do not revoke, if a Revocation Period applies) the Severance Agreement as required, the Notice Period is followed by a Severance Period. Officer Participants receive installment payments in the form of Base Salary during the Severance Period and continue to be eligible for certain employee benefits (as determined by the Company in accordance with the terms of the respective plans) in exchange for agreeing to remain available to perform services for the Company during the Severance Period. The length of the Severance Period is determined by the officer level and Years of Service, in accordance with section 6.3. During the Severance Period, Compliance, Human Resources and Information Security policies and procedures continue in full force and effect and Officer Participants remain subject to those policies and procedures. If WARN is applicable to an Officer Participant, the Severance Period and all compensation (including but not limited to salary/wages, benefits and benefit plan participation) attributable to the Severance Period shall constitute WARN notice and the payment of WARN benefits, respectively, and will be applied against any notice period or other payments that would otherwise be due to satisfy the Company's obligations under WARN. In addition:

          a. During the Severance Period, Officer Participants are not eligible for bonuses or any other incentive compensation.

          b. The Termination Date for Officer Participants who sign and return (and do not revoke, where applicable) the Severance Agreement in the required time is reset to the end of the Severance Period under section 6.3. The Termination Date will be accelerated or otherwise changed:

               (i) if, prior to the end of the Severance Period, an Officer Participant resigns or otherwise obtains an external position or acts as an employee, consultant or independent contractor or as a sole proprietor of a business or acts as an officer, director, or partner in another public or privately held company. In that case, an Officer Participant must notify the Company immediately and the end of the Severance Period and the Termination Date will be accelerated to coincide with the next day after the Officer Participant resigned or otherwise obtained that position. The Officer Participant will receive a lump sum payment for the balance of Base Salary for the unused portion of the original Severance Period, provided however that no payment will be made for the value of bonuses, incentive compensation or other employee benefits. In addition, Officer Participants will receive a lump sum payment for COBRA premiums as provided in section 6.3.

               (ii) if an Officer Participant is permitted by the Company to obtain, and does obtain, another regular full time or part time or seasonal position within the Company after the Severance Period begins and before the date it is scheduled to end. In that case, the Termination Date under the Plan will be cancelled and the Officer Participant is no longer eligible to receive any Severance Benefits or any payment of any kind for compensation (including but not limited to benefits or the value of any benefits) otherwise attributable to the unused portion of the Severance Period.

                              ARTICLE 6 - BENEFITS

     Upon being provided with a Notice of Eligibility, a Participant becomes entitled to receive the Severance Benefits described in sections 6.1, 6.2, and
6.3 (as applicable) only if the Participant returns to the Company a signed Severance Agreement no later than the Return Date. If a Revocation Period applies, a Participant's entitlement to these Severance Benefits also is conditioned upon the Participant not revoking (or attempting to revoke) the Severance Agreement during the Revocation Period. Subject to those conditions, the Participant will be entitled to receive the amounts set forth in Sections
6.1 and 6.2, or 6.3 (as applicable).

     6.1 Non-Officer Severance Pay. Non-Officer Participants who experience an involuntary termination will receive a lump sum severance pay benefit hereunder equal to the greater of the amount determined under (a) or (b) below:

          a. The amount of Base Salary that would have been payable for one-half month of active employment (i.e., 11 business days) multiplied by the Non-Officer Participant's full Years of Service (but in no event to exceed the maximum amount equivalent to 176 business days).

          The Non-Officer Participant also will receive credit for a partial Year of Service (after aggregation of partial years), based on the following table:

                  Length of Partial Year                    No. of Days
                  ----------------------                    -----------
                  Not more than 3 months                    3 Business Days
                  More than 3 but not more than 6 months    6 Business Days
                  More than 6 but not more than 9 months    9 Business Days
                  More than 9 but less than 12 months       11 Business Days

                                       OR

          b. The amount of Base Salary that would have been payable for the number of business days determined under the following table:

                  Base Salary                               No. of Days
                  -----------                               -----------
                  $29,999 or less                           22 Business Days
                  $30,000 to $39,999                        44 Business Days
                  $40,000 to $54,999                        66 Business Days
                  $55,000 to $74,999                        88 Business Days
                  $75,000 and over                          110 Business Days

     The length of service under Formula A will be used in the event application of A and B result in the same amount.

     6.2 COBRA Payment - Non-Officers

     A Non-Officer Participant who becomes entitled to receive Severance Benefits under section 6.1 will also receive payment for a portion of the Non-Officer Participant's COBRA health care coverage premium. The Non-Officer Participant shall receive a single lump sum payment in an amount equal to the amount the Non-Officer Participant will be charged for the COBRA premiums for the employee and his/her enrolled dependents for a number of days equal to the number of days for which the Non-Officer Participant is eligible to receive Severance Pay under Section 6.1.

     The payment for a portion of COBRA premiums is based on group medical, dental, vision, and employee assistance program ("EAP") coverage at the same benefits levels in effect for the Non-Officer Participant and any enrolled dependents at the time the Non-Officer Participant is given Notice of Eligibility. The single lump sum payment representing COBRA premiums is based on COBRA premium levels in effect at the Termination Date and in no event is a Participant entitled to receive payment for a subsequent increase, if any, in COBRA premium levels. If the Non-Officer Participant or his/her dependents were not enrolled for group health coverage at the time the Company gave Notice of Eligibility, the Non-Officer Participant will not receive any payments under this Section 6.2.

     6.3 Officer Severance Pay Benefit. Officer Participants shall receive Base Salary (paid in installment payments in accordance with normal payroll practices) for a Severance Period based on the applicable provision below, taking into account officer level and Years of Service:

          a. Officer (Vice President):

     Base Salary: An Officer (Vice President) Participant who experiences an involuntary termination shall receive Base Salary for a Severance Period as follows:

                Years of Service                            Severance Period
                ----------------                            ----------------
                Less than 2 years                           9 months
                At least 2 years but no more than 5 years   11 months
                More than 5 years                           12 months

          b. Officer (Senior Vice President and Executive Vice President). An Officer (Senior Vice President and Executive Vice President) Participant who experiences an involuntary termination shall receive Base Salary for a Severance Period as follows:

                Years of Service                            Severance Period
                ----------------                            ----------------
                Less than 2 years                           12 months
                At least 2 years but no more than 5 years   14 months
                More than 5 years                           16 months


     For purposes of determining the Severance Period above under section 6.3a and 6.3b, a "month" is considered 30 calendar days.

     An Officer Participant whose Termination Date is accelerated and is entitled to receive a lump sum payment for the installment payments contained in section 6.3a or 6.3b, also will receive a lump sum payment calculated in an amount equal to the amount the Officer Participant will be charged for COBRA premiums for him/herself and his/her enrolled dependents for the number of months for which the Officer Participant would otherwise have been eligible to receive installment payments during a Severance Period.

     The payment for a portion of COBRA premiums is based on group medical, dental, vision and EAP coverage at the same benefits level that is in effect for the Officer Participant and any enrolled dependents at the time the Officer Participant enters the Severance Period or the Termination Date, whichever is earlier. The single lump sum payment representing COBRA premiums is based on COBRA premium levels in effect at the Termination Date and in no event is a Participant entitled to receive payment for a subsequent increase, if any, in COBRA premium levels. If the Officer Participant or his/her dependents were not enrolled for group health coverage at the time the Company gave Notice of Eligibility, the Officer Participant will not receive any payments representing COBRA premiums.

     6.4 Additional Provisions Related to Severance Benefits

          a) If a Participant who has incurred a Job Elimination and then has terminated employment is subsequently rehired by the Company (or an Affiliate), any subsequent Severance Benefit that may become payable to the Participant under this Plan following the date of rehire on account of a Job Elimination shall be calculated based solely on the Participant's Years of Service following his date of rehire after Severance.

          b) Notwithstanding anything to the contrary contained herein, (i) an Employee or Participant whose employment with the Company (or an Affiliate) is terminated before or after receipt of Notice of Eligibility for any reason other than Job Elimination within the meaning of Article 2H shall not be entitled to receive any Severance Benefits hereunder, (ii) a
     Participant may lose eligibility to receive Severance Benefits if the Company becomes aware of circumstances which could or would have caused a Participant's termination from employment, such as engaging in violations of the law or of Company polic(ies), including without limitation, fraud, theft, inappropriate use of confidential information, or misconduct (including, but not limited to, dishonesty or harassment), and (iii) in the case of an Employee who the Administrator determines, in its sole discretion, is covered by any agreement, offer letter, policy, arrangement or plan (regardless of whether it is written or oral) that provides for payments to such individual in the event of termination of employment or resignation, except as provided in Article 6.4(h), the calculation of any payment to such Employee upon such termination or resignation shall be governed by the terms of such arrangement, and not by this Article 6.

          c) Any lump sum benefit payable pursuant to Sections 6.1 or 6.2 shall be paid during the next Payroll processing cycle that follows the later of
     (i) the date the Severance Agreement is received, assuming it is signed and returned to the Company in the required time and is not revoked in accordance with any applicable Revocation Period; or (ii) the Termination Date, as it may be accelerated under Article 5 or 6. Generally, the close date for a payroll cycle is the 2nd business day of that cycle.

          d) Except for any lump sum payment equal to three months of Base Salary, any lump sum benefit payable pursuant to section 6.3 shall be paid during the Payroll processing cycle that follows the later of (i) the date the signed Severance Agreement is received, assuming it is signed and returned to the Company in the required time and is not revoked in accordance with any applicable Revocation Period; or (ii) the Termination Date, as it may be accelerated under Article 5 or 6. The lump sum payment equal to three months of Base Salary shall be payable as soon as practicable following the end of the Notice Period provided that, by that date, the Severance Agreement is signed and returned to the Company in the required time and was not revoked in accordance with any applicable Revocation Period.

          e) (i) If a Non-Officer Participant receives payment of any or all of his/her Severance Benefit under sections 6.1 and 6.2 and after his Termination Date subsequently accepts re-employment by the Company or with an Affiliate, the Participant will be required, except as the Company otherwise determines in its sole discretion, as a condition of reemployment, to repay the amount (if any) by which the lump sum payment (including COBRA payments) exceeds the amount the Participant would have received if such payment had been calculated based on the number of business days that have actually elapsed between Termination Date and the date of the subsequent employment. The repayment obligation is applicable regardless of whether the Participant's severance pay was paid under 6.1 and/or 6.2 above.

     Repayment of a pro rata share of Severance Benefits does not affect the validity of the Severance Agreement.

               (ii) If an Officer Participant receives a lump sum payment for any or all of his/her Severance Benefits under section 6.3 due to acceleration of the Termination Date, and the Participant subsequently accepts re-employment by the Company or with an Affiliate, the Participant will be required, except as the Company otherwise determines in its sole discretion, as a condition of reemployment, to repay the amount (if any) by which the lump sum payment (including COBRA payments) exceeds the amount the Participant would have received if such payment had been calculated based on the number of business days that have actually elapsed between Termination Date and the date of the subsequent employment. Repayment of a pro rata share of Severance Benefits does not affect the validity of the Severance Agreement.

          f) Notwithstanding anything to the contrary contained in this Plan, in the event WARN is applicable to a Participant: (1) any Notice Period and/or Severance Benefits paid or payable to the Participant will be deemed to constitute and shall be attributed to WARN notice and/or WARN benefits; (2) all Severance Benefits under this Plan will be reduced and/or offset by any notice, payments or benefits to which the Participant may be entitled under WARN; and (3) all Severance Benefits under this Plan will be reduced and/or offset by any amount of paid days and/or paid benefits in lieu of notice the Participant is given or is required to be given by the Company to satisfy its obligations under WARN. A Severance Agreement is not required for receipt of WARN benefits.

          g)  Notwithstanding  anything to the contrary  contained  herein,  the
     Company  may  revoke  a  Participant's   Severance   Agreement  during  any
     applicable Revocation Period.

          h) Notwithstanding anything to the contrary contained herein, in the event that the Administrator determines, in its sole discretion, that an individual is a party to a Guaranteed Payments Arrangement (as defined in Article 2.F) and that such individual would, in the absence of the last sentence of Article 2F., be entitled to a benefit under Article 6.1 and 6.2 (in the case of a Non-Officer) or 6.3 (in the case of an Officer), then the Administrator may determine, in its sole discretion, that such individual shall be eligible to receive a cash severance benefit (instead, and in lieu, of any and all Guaranteed Payments under such Guaranteed Payments Arrangement) equal to the greater of either (1) the amount that the Administrator determines, in its sole discretion, to be the amount of the Participant's Guaranteed Payments under the Guaranteed Payments Arrangement or (2) the total amount of the cash severance payments to which the Administrator determines, in its sole discretion, the Participant would have been entitled under Article 6.1 and 6.2 (in the case of a Non-Officer) or 6.3 (in the case of an Officer, but determined without regard to payments for COBRA premiums) in the absence of the last sentence of Article 2F. Payment of such cash severance benefit shall be deemed to be subject to all of the terms and conditions of the Plan relating to the payment of benefits under Article 6, as construed by the Administrator in its sole discretion; provided, however, in the case of an Officer Participant whose benefit is determined by the Administrator to equal the amount described in
     Article 6.4(h)(1) above, the amount of such benefit that exceeds the amount described in Article 6.4(h)(2) above shall be paid in a single lump sum as soon as practicable after the individual has executed and returned (and not revoked or attempted to revoke) a Severance Agreement and the applicable Revocation Period has expired.

                              ARTICLE 7 - FUNDING

     The amount required to be paid as Severance Benefit under this Plan shall be paid from the general assets of the Company at the time such Severance Benefits are to be paid.

                           ARTICLE 8 - ADMINISTRATION

     8.1 Administrator's Authority. The administration of the Plan shall be under the supervision of the Administrator. It shall be the responsibility of the Administrator to assure that the Plan is carried out in accordance with its terms. The Administrator shall have full power and sole discretionary authority to administer, interpret and construe the Plan, and to determine all claims for benefits, subject to the requirements of ERISA. For this purpose, the Administrator shall have discretionary authority:

          a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

          b) To interpret and construe the plan, its interpretation and construction thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

          c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

          d) To compute the amount of benefits which will be payable to any Participant accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

          e) To authorize the payment of benefits;

          f) To appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and

          g) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, and such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA.

     The interpretations and determinations of the Administrator shall be final and binding and are not required to be uniform among similarly situated individuals. The Administrator also reserves the right to provide additional benefits, in the Administrator's sole discretion. Determinations to be made in the discretion of the Company are made by the Company in its non-fiduciary capacity, with regard to the best interests of the Company, and are not required to be uniform among similarly situated individuals. In administering the Plan, the Administrator shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, counsel or other expert who is employed or engaged by the Administrator. Schwab shall be the "named fiduciary" for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and shall be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

     8.2 Claims Procedure.

     (a) Applications for Benefits. No person shall be entitled to benefits under this Plan unless the Administrator has determined that he or she is entitled to them. All applications for benefits, and all inquiries concerning the Plan or present or future rights to benefits under the Plan, must be submitted to the Administrator. An application for benefits must be signed by the applicant. If an application for benefits is denied in whole or in part, the Administrator will provide the applicant with written notice of such denial and of the right to a review of the claim. Such written notice will explain, in a way that the applicant can understand, the specific reasons for the denial, references to the specific Plan provisions on which the denial is based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, an explanation of the Plan's review procedure and the time limits applicable to such procedures, and a statement of the applicant's right to bring a civil action under section 502(a) of ERISA if the claim is denied on review. Such written notice will be given to the applicant within 90 days after the Administrator receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If such an extension of time for processing is required, written notification of the extension will be provided to the applicant prior to the termination of the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. The applicant will be permitted to appeal such denial in accordance with the procedures described below.

     8.3 Review Procedure.

          (a) Review Panel. The Administrator will appoint a "Review Panel," consisting of two individuals who may (but need not) be employees of the Company or its subsidiaries. The Review Panel will be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits. An individual whose application is denied in whole or in part, or such individual's duly authorized representative, may appeal from such denial by submitting a request for a review of the application to the Review Panel within 60 days after receiving written notice of such denial from the Administrator. A request for review must be in writing. A request for review must provide all grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Review Panel may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate to review the application. The Review Panel will provide the applicant with the opportunity to submit written comments, documents, records and other information relating to the application. The Review Panel will provide to the applicant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the application.

          (b) Decisions on Appeal. The Review Panel's determination will take into account all comments, documents, records, and other information that the applicant has submitted without regard to whether such information was submitted or considered in the initial benefit determination. The Review Panel will provide the applicant with written notification of its decision within a reasonable period of time, but not later than 60 days after receiving the review request, unless special circumstances require an extension of time for reviewing the request, up to an additional 60 days. If such an extension for review is required, written notification of the extension will be provided to the applicant within the initial 60-day period. The notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Review Panel expects to render a decision. If an extension of time is required due to the applicant's failure to submit information necessary to review the application, the period of time that the Review Panel has to review the application will be tolled from the date on which the notice of the extension is sent to the applicant until the date on which the applicant provides the requested additional information. In the event that the Review Panel confirms the denial of the application in whole or in part, the notice will explain, in a way that the applicant can understand, the specific reasons for the denial, references to the specific Plan provisions on which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the application, and a statement of the applicant's right to bring an action under section 502(a) of ERISA. The Review Panel will establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

          (c) Legal Action. Notwithstanding anything to the contrary in the Plan, no legal action for benefits under the Plan may be brought unless and until an applicant has submitted a written application for benefits, received written notification from the Administrator that the application is denied, filed a written request for a review of the application, and received written notification that the Review Panel has affirmed the denial of the application. However, if a Participant does not receive notice within the time period described above, whether on initial determination or review, such Participant may initiate a lawsuit under section 502(a) of ERISA. In no event may a legal action be brought with respect to a claim under the Plan after the date that is one year from the date of the Administrator's decision on appeal or if the claimant has not exhausted his or her administrative remedies under the Plan. If a claims determination is subject to review by a court, such review shall be made under an abuse of discretion standard of review. Such determination may only be overturned if determined by a court to be arbitrary and capricious.

          (d) Claims for Benefits. Notwithstanding anything to the contrary in this Plan, no person shall have a colorable claim for vested or unvested benefits under this Plan unless the

     Administrator (a) has determined that the person has incurred a Job Elimination; and (b) has issued to the person a Notice of Eligibility.

          (e) Indemnification. The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by law any Employee serving as or on behalf of the Administrator or as a member of a committee designated as Administrator (including any Employee or former Employee who formerly served as Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

                      ARTICLE 9 - AMENDMENT AND TERMINATION

     The Plan and/or any of its terms may be amended at any time with or without prior notice by action of the Board of Directors of Schwab or its delegee.

     The Plan and/or any of its terms may be terminated at any time with or without prior notice by the Board of Directors of the Company or its delegee.

                           ARTICLE 10 - MISCELLANEOUS

     Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

     This Plan shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be a consideration or an inducement for the employment of any Eligible Employee. Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Eligible Employee at any time, irrespective of the effect which such discharge shall have upon such individual as a Eligible Employee of this Plan.

     This Plan shall be construed and enforced according to federal law, except where not preempted, by the laws of the State of California other than its laws respecting choice of law.